Filed pursuant to Rule 424(b)(3)
Registration No. 333-179534

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT

DATED MAY 17, 2013 TO PROSPECTUS DATED MAY 1, 2013

APRIL 2013 PERFORMANCE UPDATE

	April 2013	Year to Date	Total NAV 04/30/2013	NAV per Unit 04/30/2013
Series A-1	3.69%	5.79%	$11,801,376	$1,505.43
Series A-2	3.87%	6.50%	$2,956,758	$1,679.99
Series B-1	11.00%	19.06%	$3,061,125	$1,322.27
Series B-2	11.19%	19.86%	$4,897,332	$1,422.90

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1

APRIL 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended April 30, 2013)

STATEMENT OF INCOME
APRIL 2013
Investment income, interest	$(151)

Expenses
Management fee	22,220
Ongoing offering expenses	-
Operating expenses	7,407
Selling commissions	19,751
Other expenses	108
Incentive fee	-
Brokerage commissions	14,797
Total expenses	64,283

Net investment gain (loss)	(64,434)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	1,213,525
Net change in unrealized appreciation (depreciation)
on futures and forward contracts	(728,822)

Net gain(loss) on investments	484,703

Net increase (decrease) in net assets from operations	$420,269

STATEMENT OF CHANGES IN NET ASSET VALUE
APRIL 2013
Net assets, beginning of period	$11,716,240

Net increase (decrease) in net assets from operations	420,269

Capital share transactions
Issuance of shares	48,720
Redemption of shares	(383,852)

Net increase(decrease) in net assets from capital share transactions	(335,132)

Net increase(decrease) in net assets	85,137

Net assets, end of period	$11,801,376
NAV Per Unit, end of period	$1,505.43

SUPERFUND GOLD, L.P. – SERIES A-2

APRIL 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended April 30, 2013)

STATEMENT OF INCOME
APRIL 2013
Investment income, interest	$(38)

Expenses
Management fee	5,558
Ongoing offering expenses	-
Operating expenses	1,853
Other expenses	27
Incentive fee	-
Brokerage commissions	3,701
Total expenses	11,139

Net investment gain (loss)	(11,176)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	303,533
Net change in unrealized appreciation (depreciation)
on futures and forward contracts	(182,296)

Net gain(loss) on investments	121,236

Net increase (decrease) in net assets from operations	$110,060
STATEMENT OF CHANGES IN NET ASSET VALUE
APRIL 2013
Net assets, beginning of period	$3,229,135

Net increase (decrease) in net assets from operations	110,060

Capital share transactions
Issuance of shares	43,451
Redemption of shares	(425,887)

Net increase(decrease) in net assets from capital share transactions	(382,436)

Net increase(decrease) in net assets	(272,376)

Net assets, end of period	$2,956,758

NAV Per Unit, end of period	$1,679.99

SUPERFUND GOLD, L.P. – SERIES B-1

APRIL 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended April 30, 2013)

STATEMENT OF INCOME
APRIL 2013
Investment income, interest	$(54)

Expenses
Management fee	5,764
Ongoing offering expenses	-
Operating expenses	1,921
Selling commissions	5,123
Other expenses	232
Incentive fee	-
Brokerage commissions	5,330
Total expenses	18,370

Net investment gain(loss)	(18,424)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	479,391
Net change in unrealized appreciation (depreciation)
on futures and forward contracts	(157,610)

Net gain(loss) on investments	321,781

Net increase (decrease) in net assets from operations	$303,357
STATEMENT OF CHANGE IN NET ASSET VALUE
APRIL 2013
Net assets, beginning of period	$3,413,432

Net increase (decrease) in net assets from operations	303,357

Capital share transactions
Issuance of shares	27,000
Redemption of shares	(682,664)

Net increase (decrease) in net assets from capital share transactions	(655,664)

Net increase(decrease) in net assets	(352,307)

Net assets, end of period	$3,061,125
NAV Per Unit, end of period	$1,322.27

SUPERFUND GOLD, L.P. – SERIES B-2

APRIL 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended April 30, 2013)

STATEMENT OF INCOME
APRIL 2013
Investment income, interest	$(86)

Expenses
Management fee	9,206
Ongoing offering expenses	-
Operating expenses	3,068
Other expenses	370
Incentive fee	-
Brokerage commissions	8,514
Total expenses	21,158

Net investment gain(loss)	(21,244)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	765,671
Net change in unrealized appreciation (depreciation)
on futures and forward contracts	(251,731)

Net gain(loss) on investments	513,941

Net increase (decrease) in net assets from operations	$492,697
STATEMENT OF CHANGE IN NET ASSET VALUE
APRIL 2013
Net assets, beginning of period	$3,802,161

Net increase (decrease) in net assets from operations	492,697

Capital share transactions
Issuance of shares	634,168
Redemption of shares	(31,693)

Net increase (decrease) in net assets from capital share transactions	602,475

Net increase(decrease) in net assets	1,095,172

Net assets, end of period	$4,897,332

NAV Per Unit, end of period	$1,422.90

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James

Nigel James, President

Superfund Capital Management, Inc.

General Partner

Superfund Gold, L.P.